EXHIBIT 23.2


                       [ROWLES & COMPANY, LLP LETTERHEAD]





Board of Directors
Glen Burnie Bancorp




          We hereby consent to the incorporation by reference of our report on the consolidated financial statements of Glen Burnie Bancorp as of December 31, 1995 and for the year then ended into the Company's Registration Statements on Form S-8 and S-3 (SEC File Nos. 333-46943, 33-62280 and 33-62278).


                   /s/ ROWLES & COMPANY, LLP



Baltimore, Maryland
March 27, 1998